Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNT FIRM

We consent to the use, in this Offering Statement on Form 1-A of Sun Dental Holdings, LLC, of our report dated September 2, 2015 on our audit of the consolidated balance sheets of Sun Dental Holdings, LLC and its Subsidiaries as of December 31, 2014 and 2013 and the related consolidated statements of comprehensive (loss) income, changes in members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

/s/ Warren Averett, LLC

Warren Averett, LLC

Certified Public Accountants

Tampa, Florida

October 5, 2015